Exhibit 99.1

Ozop Energy Solutions, Inc. Enters Exclusive Agreement with Moxie Lighting

OZSC Retains Representation for Initial Key Markets as they Prepare to Launch Nation-wide

Warwick, NY, May 7th, 2024 — Ozop Energy Solutions, Inc. (OZSC), a pioneer of innovative energy and lighting solutions, announces a strategic alliance with Moxie Lighting. Under this new and exclusive representative agreement, Moxie Lighting will promote and specify the OZOP ARC lighting controls system across upstate New York and northern New Jersey.

The OZOP ARC system is designed to increase energy efficiency and user control for commercial and industrial lighting applications. Its state-of-the-art technology offers users flexibility and efficiency, redefining the standards in the lighting industry.

Justin S. Seconi, Principal at Moxie Lighting, emphasized the significance of this partnership, stating, “Programmed to the max and to be price friendly, this new solution brings to market a much simpler and more robust control solution than currently exists highlighted by the revolutionary simplicity and unmatched capabilities of the OZOP ARC system compared to existing solutions, Moxie Lighting and Ozop are excited to bring the ARC product to market.”

Brian Conway, CEO of Ozop Energy Solutions, expressed his enthusiasm for the collaboration: “We are thrilled to join forces with Moxie Lighting, a company that shares our commitment to quality and innovation. This partnership not only expands our reach into key markets but also aligns us with a partner capable of having significant impact. We firmly believe that customers will see that the ARC will set a new standard for lighting control solutions in the industry.”

The partnership is set to kick off with the launch of the system, with both companies ready to facilitate the deployment of the OZOP ARC in the Upstate NY and Northern NJ lighting markets. This collaborative effort represents a strategic move to leverage each company’s strengths, enhance product offerings, and meet the growing demand for innovative lighting solutions.

About Ozop Energy Solutions.

Ozop Energy Solutions (Ozop Energy Solutions (http://ozopenergy.com/) is the flagship company that oversees a wide variety of products in various stages of development in the renewable energy sector. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Moxie Lighting

Moxie Lighting is a leading provider of comprehensive lighting solutions, specializing in both commercial and residential projects. With a focus on quality, innovation, and customer satisfaction, Moxie Lighting offers a range of products and services designed to meet the diverse needs of its clients.

https://www.moxielighting.com/

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers’ energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a wholly owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is licensed as a captive insurer that reinsures.

https://twitter.com/OzopEnergy

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Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956

www.thewaypointrefinery.com